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                                                                    EXHIBIT 10.9


                               FLOWERS FOODS, INC.
                           ANNUAL EXECUTIVE BONUS PLAN

         THIS ANNUAL EXECUTIVE BONUS PLAN (the "Plan") is entered into by Flowers Foods, Inc. (the "Company"), a Georgia corporation, for the purpose of providing annual cash incentive bonuses to certain designated executives in order to encourage and reward their efforts toward the growth and economic success of the Company. The terms of the Plan are as follows, effective April 1, 2001:

1. Participants. The Participants in this Plan shall be those key executive employees of the Company or any subsidiary of the Company who have been designated as participants with respect to a fiscal year of the Company by the Compensation Committee of the Board of Directors of the Company.

2. Calculation of Bonus. Each Participant is eligible to receive a Bonus, payable in cash, which is a percentage of his Base Compensation for the Plan Year, which shall be the fiscal year of the Company, except that the first Plan Year will commence April 1, 2001, and end December 29, 2001. The amount of said Bonus shall be determined by multiplying a x b x c where

         a =               the Participants' Base Compensation as established by
                  the Compensation Committee prior to the commencement of the Plan Year;

         b =               the incentive guideline percentage ("Target Bonus
                  Percentage") appropriate to the Participant's salary grade on the first day of the Plan Year according to the following schedule:

                               Incentive                         Salary
                               Guideline                         Grade
                               ---------                         -----
                                  75%                              39
                                  50%                              32
                                  50%                              31
                                  40%                              30

         c =               a percentage determined by the relationship of the
                  Company's actual earnings before interest, taxes, depreciation and amortization ("Actual EBITDA") for the Plan Year compared with the earnings before interest, taxes, depreciation and amortization goal ("EBITDA Goal") for the Plan Year established by the Compensation Committee no later than 90 days following the beginning of said Plan Year; for these purposes, if the Actual EBITDA is equal to the EBITDA Goal, the resulting percentage is 100%; if Actual EBITDA is less than the EBITDA Goal, the applicable percentage will drop by 5% for every 1% by which the EBITDA Goal exceeds the Actual EBITDA; and if Actual EBITDA exceeds the EBITDA Goal, the applicable percentage shall increase by 10% for every 1% by which the Actual EBITDA exceeds the EBITDA Goal. Notwithstanding the foregoing, the Compensation Committee may determine that a goal

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                  other than EBITDA is appropriate for certain executives whose responsibilities pertain more specifically to discrete elements of the Company's business; in such cases, the Committee may prescribe a goal based on the performance of a product group, division, subsidiary or other management reporting unit, or any combination of the above.

                  In no event, however, shall the applicable percentage exceed 200%, and in no event shall the Bonus paid to any Participant for a Plan Year exceed $1,500,000.

3. Payment of Bonus. The Bonus shall be paid to all Participants no later than 90 days after the close of the Plan Year, in cash, unless the Participant has made a valid election to defer said Bonus pursuant to the terms of any applicable deferred compensation plan maintained by the Company. Payment shall be made from the Company's general assets; no trust fund shall be established for purposes of funding said payments. The Bonus may not be assigned, transferred, mortgaged or hypothecated prior to actual receipt, except for any assignment to secure a debt to the Company itself, and any such attempt will be null and void.

4. Termination of Employment Prior to Year End; Change of Control. The Bonus will not be paid for a Participant who voluntarily terminates employment, or whose employment is terminated by the Company, prior to the end of the Plan Year; provided, however, that a pro rata Bonus will nonetheless be paid if termination is a consequence of the Participant's death, disability (as determined by the Committee) or retirement pursuant to The Flowers Foods, Inc. Retirement Plan No. 1 or The Flowers Foods, Inc. 401(k) Retirement Savings Plan, or follows a Change of Control as discussed below. Said prorated Bonus will be calculated by inserting the actual amount of Base Compensation received by the Participant during the Plan Year in which termination occurs in the formula contained in paragraph 2 above.

                  In the event of a Change of Control of the Company, as said phrase is defined in Section 12 of the Company's 2001 Equity Performance Incentive Plan (as the same exists on March 26, 2001), any Bonus for the Plan Year (or portion thereof during which a Participant remains employed, if applicable) in which said Change of Control occurs will be paid to the Participant regardless of whether he remains employed by the Company on the last day of said Plan Year, subject to any separation agreement which may exist between the Company and the Participant. This provision of the Plan may not be amended during the Plan Year in which a Change of Control occurs. The authority to amend the definition of Change of Control provided for in said Section 12 shall be exercised, for purposes of this Plan only, by the Compensation Committee.

5. Administration. This Plan shall be administered by the Compensation Committee of the Company's Board of Directors. Said Committee shall have the authority to interpret the provisions of this Plan, direct the calculation and payment of Bonuses in accordance with the terms hereof, and make final decisions with respect to the entitlement of any Participant to a Bonus. Notwithstanding the foregoing, the Committee shall have no discretion to change the elements of the formula described in paragraph 2 above by which Bonuses are calculated. The Committee's actions may be reflected in the minutes of its meetings.

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                                                                               3

6. Payment Upon Death. In the event that the Participant dies before payment of his Bonus, said amount shall be paid to his estate.

7. Qualification as Performance-Based Compensation. It is intended that Bonuses paid pursuant to this Plan will constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

8. Shareholder Approval; Duration. Commencing with the Company's 2002 fiscal year, this Plan is subject to the approval of a majority of the Company's shareholders present and entitled to vote at a duly constituted meeting thereof. In the absence of such approval for the 2002 and subsequent fiscal years, no Bonuses may be paid hereunder. This Plan shall continue indefinitely; provided, however, that the Board of Directors of the Company may terminate this Plan at any time on a prospective basis, and may provide that proportionate Bonuses will be paid for the Plan Year during which termination occurs.

9. Amendment. The Compensation Committee may amend the Plan at any time. To the extent that any amendment to the Plan would require shareholder approval in order for Bonuses paid thereunder to continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, such amendment shall not be effective until shareholder approval is received. To the extent that any amendment of the Plan is retroactive or affects Bonuses to be paid for the Plan Year in which adopted, and would reduce the amount of any Bonus, and unless said amendment is necessary for purposes of complying with the provisions of said Section 162(m), the consent of a Participant shall be required with respect to the effect of the amendment on his own Bonus.

10. Miscellaneous. This Plan shall be interpreted according to the laws of the State of Georgia. Any reference herein to the singular shall be deemed to include the plural where appropriate.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the day and year first above referenced.